News release of Moventis Capital Inc., dated November 27, 2006 regarding the completion of the acquisition of PTL Electronics Ltd.
EX-99.1

MOVENTIS CAPITAL COMPLETES ACQUISITION OF PTL ELECTRONICS

Profitable, growing electronics manufacturing services firm becomes wholly-owned Moventis subsidiary

Vancouver, BC – November 27, 2006 – Moventis Capital, Inc. (Moventis) (OTCBB: MVTS), a buyout and growth management company, announces it has closed the acquisition of profitable Pacific Northwest electronics manufacturing services (EMS) company,  PTL Electronics, Ltd. (PTL). PTL is now a wholly-owned subsidiary of Moventis, gaining access to a pool of expertise and resources to accelerate growth.

PTL operates within the burgeoning $115 billion EMS sector and provides electronics manufacturing services to a niche market of companies looking to design and produce very high-end and complex products ranging from ultrasound machines to alternative fuel cells. The first acquisition for Moventis, PTL is profitable with revenues of CDN $10.2 million and EBITDA of CDN $1.3 million for FY2006 ended March 31, 2006. PTL is achieving strong growth in the first two quarters of FY2007 with revenue increases of 25% and 36.2% respectively, compared to the same periods in FY2006.

The purchase price for PTL was CDN $7,000,000. At closing, Moventis paid CDN $3,000,000 in cash, constituting payment for all outstanding shares of PTL and CDN $2,288,224 in shareholder loans. Moventis also provided the equivalent of CDN $1,200,000 in common shares at US $0.5781 for a total of 1,833,564 shares. The balance of the purchase price consisted of convertible debentures in the aggregate amount of CDN $2,300,000 convertible into common shares at the option of Moventis. A final cash payment in the amount of CDN $500,000 is payable within 12 months after closing.

“We’re excited to finalize the acquisition of PTL and get started on our growth plan for this tremendous company,” comments Moventis chairman and CEO, Blake Ponuick. “Even without access to significant resources, PTL has developed into a successful company with long standing customer relationships. We look forward to rolling up our sleeves and providing expertise and resources to further accelerate growth.”

“We’ve put a lot of effort into growing PTL into what it is today. By utilizing the Moventis team’s extensive knowledge of our business sector and significant experience building companies, we look forward to achieving even more success,” says Paul Heathcote, co-CEO and chief operating officer of PTL.

This news release falls on the heels of two recent Moventis announcements outlining an investment from top New York fund, Vision Capital Advisors, LLC and the raising of US $1.5 million under a convertible debenture.

About Moventis

Moventis Capital, Inc. (Moventis) (OTCBB: MVTS) is a buyout and growth management company that strives to create shareholder value by acquiring and growing quality, established small and medium sized enterprises (SMEs) and building strong portfolios in key high-growth sectors.

Moventis intends to capitalize on an underserved market of established SMEs that do not meet the size or industry requirements of many acquisition or investment firms. A record number of these businesses is expected to exit over the next several years as baby boomer owners retire at a rate far outpacing the number of qualified buyers.

Moventis recently acquired profitable Pacific Northwest electronics manufacturing services (EMS) firm, PTL Electronics, Ltd. For more information on Moventis, visit www.moventiscapital.com.

About PTL

PTL Electronics, Ltd. (PTL) provides electronics manufacturing services (EMS) to a niche market of companies looking to design and produce very high-end and complex products ranging from ultrasound machines to alternative fuel cells. PTL operates in the $115 EMS sector and serves some of the world’s largest markets including industrial controls, medical services, telecommunications and computing. A wholly-owned subsidiary of Moventis Capital (OTCBB: MVTS) (www.moventiscapital.com), PTL is located in the Pacific Northwest near Vancouver, BC. For more information on PTL, visit www.ptlelectronics.com.

 Safe Harbor Statement

Statements included in this news release, which are not historical in nature, are intended to be, and are hereby identified as "Forward-Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management's current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation the ability of Moventis (or any other company mentioned in this release) to consummate acquisitions, obtain necessary financing and successfully grow operations, revenue and profitability. Forward-Looking Statements may be identified by words including "outlook," "anticipate," "await," envision," "foresee," "aim at," "plans," "believe," "intends," "estimates," "expects" and "projects" including, without limitation, those relating to the company's financial expectations and future business prospects. Readers are directed to the Moventis filings with the US Securities and Exchange Commission, including its Risk Factors described in its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 and its quarterly reports on Form 10-QSB; other risks or uncertainties may be detailed from time to time in future SEC filings for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations. Any financial guidance provided in this news release is based on limited information available to Moventis at this time and is subject to change. Although management's expectations may change after the date of this news release, Moventis undertakes no obligation to revise or update this guidance or publicly release the results of any revision to these forward-looking statements.